EXHIBIT 99.1

American River Bankshares Reports Fourth Quarter 2020 Results

SACRAMENTO, Calif., Jan. 28, 2021 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $2.1 million or $0.36 per diluted share for the fourth quarter of 2020 compared to a net income of $1.5 million or $0.26 per diluted share for the fourth quarter of 2019. For the twelve months ended December 31, 2020, net income was $7.1 million or $1.20 per diluted share, compared to $5.5 million or $0.94 per diluted share for the twelve months ended December 31, 2019.

“Despite the challenges we all faced in 2020, our financial results bear out the determination of our Company, employees and clients. Our results were driven by our ability to adjust to the pandemic and the low interest rate environment,” said David E. Ritchie, Jr., President and Chief Executive Officer. “This would include funding nearly 500 Paycheck Protection Program (PPP) loans for our business clients and working tirelessly to help them with the forgiveness process while growing both sides of the balance sheet with a focus on maintaining our strong credit culture.”

Financial Highlights

  Net loans increased $78.1 million (19.8%) during 2020 and increased $206,000 (0.0%) during the fourth quarter of 2020. Much of the growth in 2020 is related to loans funded under the Paycheck Protection Program (“PPP”). These PPP loans directly benefitted the businesses and their employees in our local communities. The Company funded 477 PPP loans totaling $80.2 million in the second quarter of 2020. At December 31, 2020, PPP loans totaled $54.5 million, net of $1.1 million in deferred processing fees. Excluding PPP loans, gross loans increased $25.1 million (6.3%) from $399.7 million at December 31, 2019 to $424.7 million at December 31, 2020 and $20.0 million (4.9%) from $404.7 million at September 30, 2020.

  Core deposits increased $144.0 million (27.1%) during 2020 and increased $15.2 million (2.3%) during the fourth quarter of 2020.

  The fourth quarter 2020 net interest margin was 3.46%, compared to 3.42% for the third quarter of 2020 and 3.63% for the fourth quarter of 2019.

  Net interest income was $6.9 million in the fourth quarter of 2020, compared to $6.1 million in the fourth quarter of 2019. For the twelve months ended December 31, 2020, net interest income was $26.3 million, compared to $23.2 million for the twelve months ended December 31, 2019.

  Pretax, pre-provision income increased $698,000 (31.8%) to $2.9 million in the fourth quarter of 2020, compared to $2.2 million in the fourth quarter of 2019. For the year ended December 31, 2020 pretax, pre-provision income was $11.1 million, an increase of $3.0 million (38.3%) when compared to $8.1 million for the year ended December 31, 2019.

  The allowance for loan losses was $6.6 million (1.38% of total loans) at December 31, 2020, compared to $5.1 million (1.29% of total loans) at December 31, 2019. Excluding the PPP loans and the related loan fees, which are fully guaranteed by the U.S. Small Business Administration, the allowance for loan losses to total loans was 1.56% at December 31, 2020. There were no nonperforming loans at December 31, 2020 or at December 31, 2019. There were no loans past due 30 days or more at December 31, 2020, compared to $75,000 at December 31, 2019.

  Shareholders’ equity was $93.1 million at December 31, 2020 compared to $82.9 million at December 31, 2019. Tangible book value per share was $12.93 at December 31, 2020 compared to $11.29 at December 31, 2019. Book value per share was $15.68 per share at December 31, 2020 compared to $14.06 per share at December 31, 2019.

  The Company continued the quarterly cash dividend by paying a $0.07 per share cash dividend on November 18, 2020. Cash dividends per share for the year ended December 31, 2020 were $0.28, compared to $0.24 for the year ended December 31, 2019.

  The Company continues to maintain strong capital ratios. At December 31, 2020 the Leverage ratio was 8.3% compared to 9.2% at December 31, 2019; the Tier 1 Risk-Based Capital ratio was 15.0% compared to 14.8% at December 31, 2019; and the Total Risk-Based Capital ratio was 16.2% compared to 15.9% at December 31, 2019.

Northern California Economic Update, December 31, 2020.

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties. Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts, and the State of California Employment Development Department. Much of the market data that the Bank has used in the past has become unavailable since the COVID-19 pandemic. As such, the Bank has not been able to provide recent information in all areas below, particularly in the real estate markets. The Bank has decided to continue to provide the most recent data available despite the fact that it may not be as current as the Bank would like it to be.

The commercial real estate and employment data below, primarily covering years 2017 through 2020, reflects mostly positive trends in the markets served by the Bank. 2019 commercial real estate results reflect some slight signs of slowing when compared to year-end 2018. Unemployment for the month of December 2019 decreased when compared to year-end 2018. As of November 30, 2020, unemployment has increased, compared to year over year results, in all of the market areas of the Bank, due in large part to the COVID-19 pandemic which has persisted for much of 2020 and continuing into 2021.

The Bank’s management continues to closely monitor the ongoing economic effects of the COVID-19 pandemic, including temporary and permanent business closures, increased unemployment, and the disruption of supply chains for construction. It is anticipated that unemployment will stabilize as businesses begin to reopen while the commercial real estate market begins to recover as the vaccine is distributed in the coming months.

Commercial Real Estate. In the Greater Sacramento Area, when comparing fourth quarter 2019 to fourth quarter 2018, commercial real estate vacancies improved, or stayed the same, in all segments. Office vacancy decreased from 14.0% to 13.8%, retail vacancy remains at 7.8%, and industrial vacancy decreased from 4.7% to 4.6%. Despite the ongoing pandemic, vacancy rates have remained stable for retail, decreasing to 13.5% with industrial vacancy rates increasing to 5.0% for the third quarter 2020.

In Sonoma County, vacancy rates fluctuated within a relatively narrow range during 2019. Comparing fourth quarter 2019 to fourth quarter 2018, commercial real estate office vacancy remained at 12.3%, retail vacancy decreased from 4.5% to 4.3%, and industrial vacancy decreased from 4.8% to 4.7%. As of the third quarter 2020, industrial vacancy increased to 5.4% and office increased to 14.1%. Retail numbers were not available for the third quarter of 2020.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported a positive absorption from December 31, 2018 through December 31, 2019. Some fluctuation occurred in 2019 but as of December 31, 2019 absorption was a positive 129,414 square feet (SF) for office, 568,000 SF for retail, and 120,000 SF for industrial. For the third quarter of 2020, office had net loss of 106,000 SF and industrial had absorption of 66,000 SF.

Sonoma County and the City of Santa Rosa reported positive absorption for the office segment from December 31, 2018 through most of 2019, with mixed results by the end of the third quarter 2019 as it was negative 45,441 SF in Sonoma County and a positive 44,143 SF in Santa Rosa. For the third quarter 2020, office space lost 240,000 SF in Sonoma County with Santa Rosa totaling a loss of 194,000 SF of the total 240,000 SF.

Industrial absorption in Sonoma County was also positive through third-quarter 2018, however, experienced an increasingly negative absorption since that time. During the third quarter 2019, some improvement was made, however, absorption was still a negative 71,923 SF. As of fourth quarter 2019, industrial absorption improved further to a positive 18,599 SF. In the City of Santa Rosa, industrial absorption was positive from December 31, 2017 through June 30, 2018, however began to decline as of September 30, 2018 at which time absorption was a negative 7,795 SF. As of September 30, 2019, absorption was a negative 6,876 SF, however, improved as of December 31, 2019 to a positive 81,630 SF. For third quarter 2020, industrial absorbed 17,000 SF.

In the Greater Sacramento area, commercial lease rates overall have remains stable from December 31, 2018 through December 31, 2019 with lease rates as follows--office: $1.99/SF; retail: $1.41/SF, and industrial: $0.57/SF. The third quarter 2020 reported lease rates for office increased to $2.05/SF and industrial decreased to $0.53/SF. Retail lease rates were not available.

As a proxy for Sonoma County, the City of Santa Rosa’s gross office lease rates as of year-end 2018 ranged from $1.80/SF to $2.50/SF (depending on quality) and industrial rates ranged from $0.95/SF to $1.30/SF with cannabis use rents ranging from $1.50/SF to $3.00+ per SF gross. As of second quarter 2019, office rental rates ranged from $1.95 - $2.35/SF full service for Class A, and $1.75 - $1.90/SF full service for Class B. Industrial rental rates ranged from $0.95 - $1.25/SF gross (non-cannabis). Retail rental rates ranged from $2.00 - $4.50/SF NNN for shops in anchor centers and $1.25 - $1.50/SF NNN for anchor space in anchor centers. Subsequent data for Santa Rosa is not yet available. There is no retail rental rate data available for the City of Santa Rosa for the other time periods mentioned above, or thereafter.

Due to the rural nature of the Amador County region, it has the lowest level of commercial real estate concentration in the Bank’s footprint. There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family. The Bank’s multi-family loan portfolio is widely spread geographically throughout California. Sacramento data is currently being used below as it is the Bank’s largest concentration, however, as multi-family loans become more concentrated in other major areas they may be added in the future.

The multi-family market in the Sacramento area has reflected high occupancy from March 31, 2018 through December 31, 2019. The highest occupancy rate within this time range was in third quarter 2019 at 96.9%, and the lowest was first quarter 2018 at 96.3%. As of fourth quarter 2019, occupancy was at 96.5%. Monthly lease rates during this period ranged from $1,367 in first quarter 2018 to $1,495 in fourth quarter 2019. As of the third quarter 2020, occupancy totaled 97.3% and lease rates increased to $1,563.

The trailing 12-month cap rate from first quarter 2018 through fourth quarter 2019, ranged with some fluctuation from a high of 5.8% in fourth quarter 2019 to a low of 4.8% in the second quarter 2019. As of first quarter 2020, the 12-month cap rate was 5.3%. As of second quarter 2020, the 12-month cap rate is no longer available from the Bank’s normal sources.

Employment. National unemployment, which reached a high of 10.0% at October 31, 2009, had dropped steadily over the years and stabilized. However, the recent global COVID-19 pandemic facing the nation has had a sudden and tremendous impact on unemployment. As of November 30, 2020, the national unemployment rate was 6.7%, a sharp increase compared to February 2020’s 3.9% unemployment rate but a sharp decrease from a high in April 30, 2020 of 14.7% at the start of the pandemic.

California unemployment was 4.4% at December 31, 2017. As of December 2018 and December 2019, the rate decreased further to 4.3% and 3.9% respectively. The California preliminary unemployment rate increased to 7.9% as of November 2020. The unemployment rate has improved over the three month period from August 2020 with an unemployment rate of 11.3% and a high in April 2020 of 16.2% due to the COVID-19 pandemic. The number of employed Californians increased during years 2017 and 2018, and slowed at year-end 2019. There were 18.5 million employed at the end of 2017, and 18.7 million at the end of years 2018 and 2019. As of November 2020, the number of employed Californians decreased since year-end 2019 by 1.3 million jobs.

All three of the Bank’s markets reported positive unemployment rate results from year-end 2017 to year-end 2019 with an increase in unemployment in 2020 due to the COVID-19 pandemic. When comparing December 31, 2017 to December 31, 2018, unemployment rates increased slightly from 3.9% to 4.0% in the Sacramento MSA and decreased from 2.9% to 2.6% in the Santa Rosa-Petaluma MSA. As of December 31, 2019, the unemployment rate for Sacramento and Santa Rosa-Petaluma MSAs decreased to 3.2% and 2.4%, respectively. Over the same period, Amador County’s unemployment has improved decreasing to 4.3% at December 31, 2017, 4.0% at December 31, 2018, and 3.6% at December 31, 2019.

Based on preliminary results for November 2020, unemployment rates increased in all areas compared to year-end 2019 as follows: Sacramento MSA increased from 3.2% to 6.7%, Santa-Rosa-Petaluma MSA increased from 2.4% to 5.5%, and Amador County from 3.6% to 7.0%. All three areas of the bank have continue to show improvement in unemployment since April/May 2020, the beginning of the COVID-19 pandemic, but still higher than year-end 2020.

Job growth was positive in all of the Bank’s markets from year-end 2017 to year-end 2018. Compared to December 2017, job growth was 3.7% for Sacramento MSA, 1.6% for Santa Rosa MSA and 1.2% for Amador County as of December 2018. As of December 2019, the number employed decreased slightly in the Sacramento MSA and Santa Rosa MSA, 0.19% and 0.39% respectively, while Amador County increased the number employed 2.08%. Job growth decreased as of November 2020 compared to December 2019 due to the COVID-19 pandemic. Compared to the number employed in the Sacramento MSA decreased by 87,000 jobs or 8.21% from December 2019, Santa Rosa MSA lost 17,000 jobs or 6.78% compared to December 2019, and Amador County lost 1,600 jobs or 10.81% compared to December 2019. However, the November 2020 results reflect an increase in job growth for all three areas compared to May 2020. The number employed in the Sacramento MSA increased by 51,000 jobs or 5.5% from May 2020, Santa Rosa MSA gained 21,000 jobs or 9.85% compared to May 2020, and Amador County gained 2,000 jobs or 19.1% compared to May 2020. Although the local economy continues to be impacted by the COVID-19 pandemic, unemployment for the Bank’s market area shows improvement as businesses are allowed to reopen.

Balance Sheet Review

American River Bankshares’ assets totaled $869.0 million at December 31, 2020, compared to $857.9 million at September 30, 2020, and $720.4 million at December 31, 2019.

Net loans totaled $471.9 million at December 31, 2020, compared to $471.6 million at September 30, 2020, and $393.8 million at December 31, 2019.

The loan portfolio at December 31, 2020 included: real estate loans of $350.9 million (73% of the portfolio), Paycheck Protection Program Loans (“PPP”) of $55.5 million (12% of the portfolio), commercial loans of $39.0 million (8% of the portfolio) and other loans, which consist mainly of agriculture and consumer loans of $34.9 million (7% of the portfolio). The real estate loan portfolio at December 31, 2020 includes: owner-occupied commercial real estate loans of $85.8 million (25% of the real estate portfolio), investor commercial real estate loans of $165.6 million (47% of the real estate portfolio), multi-family real estate loans of $48.8 million (14% of the real estate portfolio), construction and land development loans of $18.4 million (5% of the real estate portfolio) and residential real estate loans of $32.3 million (9% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans and other assets and other real estate owned (“OREO”). Nonperforming loans include all such loans that are either placed on nonaccrual status or are 90 days past due as to principal or interest, but still accrue interest because such loans are well-secured and in the process of collection. NPAs were $800,000 at December 31, 2020 compared to $846,000 at September 30, 2020 and $1.4 million at December 31, 2019. The NPAs to total assets ratio decreased to 0.09% at December 31, 2020 from 0.10% at the end of September 2020 and from 0.19% at December 31, 2019.

The lone NPA at December 31, 2020 was an OREO property totaling $800,000 compared to a balance of $846,000 at September 30, 2020 and December 31, 2019. During the fourth quarter of 2020, the book value of this OREO property was written down by $46,000 to $800,000 from $846,000 due to an updated appraisal. At December 31, 2020, September 30, 2020 and December 31, 2019 there was no valuation allowance for OREO properties.

Loans measured individually for impairment were $7.0 million at the end of December 2020, compared to $7.1 million at September 30, 2020, and $7.6 million at December 31, 2019. Specific reserves of $112,000 were held on the impaired loans at December 31, 2020, compared to $128,000 at September 30, 2020 and $142,000 at December 31, 2019. There was $35,000 in provision for loan loss expense in the fourth quarter of 2020 compared to a $180,000 provision for the fourth quarter of 2019. The Company had net charge-offs of $23,000 in the fourth quarter of 2020, compared to net recoveries of $4,000 in the fourth quarter of 2019. There was $1.5 million in provision for loan losses in the twelve months ended December 31, 2020 compared to $660,000 in provision expense in the twelve months ended December 31, 2019. The additions to the loan loss allowance in 2020 was due to uncertainty in the economic market during 2020 due to the COVID-19 pandemic. In the twelve months ended December 31, 2020, the Company had net charge-offs of $30,000 compared to net recoveries of $86,000 in 2019. The Company continues to gather the latest information available to perform and update its analysis of potential loan losses. As more information becomes available, including the economic impact of the COVID-19 pandemic, the Company will update this analysis, which could lead to further charges to the ALLL. The Company maintains the allowance for loan losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date.

During the 2020, the Company diligently worked with our borrowers to provide loan payment relief to those affected by the COVID-19 pandemic. At June 30, 2020, there were 107 such arrangements totaling $96,465,000. During the third quarter of 2020, two additional arrangements were made, four loans were paid in full, and 70 loans began to make their regularly scheduled loan payments. During the fourth quarter on 2020, all deferred loans that were scheduled to begin paying during the quarter made payments with the exception of two-a $25,000 commercial loan that was charged off and a $3.6 million commercial real estate loan that was provided an additional deferral. At December 31, 2020, the Company had two such deferral arrangements remaining totaling $4.9 million, one of which is the $3.6 million loan mentioned above and the other is a $1.3 million commercial real estate loan that was granted an interest only six-month deferral and is current to those temporary terms. There were no loans that were provided deferrals that were past due 30 days or more as of December 31, 2020.

Investment securities, which excludes $4.2 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $307.0 million at December 31, 2020, up $40.1 million (15.0%) from $266.9 million at September 30, 2020 and $44.8 million (17.1%) from $262.2 million at December 31, 2019. At December 31, 2020, the investment portfolio was comprised of 93% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 5% obligations of states and political subdivisions, and 2% corporate bonds. The expansion in the investment portfolio during 2020 was primarily to capitalize on the increased deposit growth during the same time period.

At December 31, 2020, total deposits were $744.2 million, compared to $728.8 million at September 30, 2020 and $604.8 million one year ago. Core deposits increased $15.2 million (2.3%) to $675.0 million at December 31, 2020 from $659.8 million at September 30, 2020 and increased $144.0 million (27.1%) from $531.0 million at December 31, 2019. The Company considers all deposits except time deposits as core deposits.

At December 31, 2020, noninterest-bearing demand deposits accounted for 44% of total deposits, interest-bearing demand accounts were 11%, savings deposits were 12%, money market balances accounted for 24% and time certificates were 9% of total deposits. At December 31, 2019, noninterest-bearing demand deposits accounted for 38% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 26% and time certificates were 12% of total deposits.

Shareholders’ equity increased $1.4 million (1.5%) to $93.1 million at December 31, 2020 compared to $91.7 million at September 30, 2020 and $10.2 million (12.3%) from $82.9 million at December 31, 2019. The increase in equity from December 31, 2019 was due to a $4.4 million increase in accumulated other comprehensive income related to an increase in the unrealized gain on securities, a $5.4 million increase in Retained Earnings due to the net income for the year ($7.1 million) less cash dividends declared ($1.7 million), plus a $0.4 million increase in common stock from equity compensation.

Net Interest Income

The net interest income during the fourth quarter 2020 increased $786,000 (12.9%) to $6.9 million from $6.1 million during the fourth quarter of 2019 and for the twelve months ended December 31, 2020, net interest income increased $3.1 million (13.4%) to $26.3 million from $23.2 million during the twelve months ended December 31, 2019. The net interest margin as a percentage of average earning assets was 3.46% in the fourth quarter of 2020, compared to 3.42% in the third quarter of 2020 and 3.63% in the fourth quarter of 2019. For the twelve months ended December 31, 2020, the net interest margin was 3.52% compared to 3.60% for the twelve months ended December 31, 2019. Interest income for the fourth quarter of 2020 increased $448,000 (6.7%) to $7.2 million from $6.7 million in the fourth quarter of 2019 and for the twelve months ended December 31, 2020, interest income increased $2.2 million (8.7%) to $27.9 million from $25.7 million for the twelve months ended December 31, 2019.

The average tax equivalent yield on earning assets decreased from 3.98% in the fourth quarter of 2019 to 3.59% for the fourth quarter of 2020 and for the twelve months ended December 31, 2020 decreased to 3.73% from 3.98% for the twelve months ended December 31, 2019. Much of the decrease in yields for both the three- and twelve-month period comparisons can be attributed to new loans and investment securities funded in an overall lower interest rate environment and a large increase in cash held in interest-bearing deposits in banks during this low rate environment. The average balance of interest-bearing deposits in banks increased $35.4 million (294.9%) from $12.0 million to $47.4 million for the fourth quarter of 2020, while the yield decreased from 1.65% to 0.13% during that same time period. Interest-bearing deposits in banks increased $30.7 million (311.7%) from $9.8 million to $40.5 million for the twelve months of 2020 while the yield decreased from 2.04% to 0.22%.

The average balance of earning assets increased $125.8 million (18.7%) from $674.4 million in the fourth quarter of 2019 to $800.2 million in the fourth quarter of 2020 and for the twelve months ended December 31, 2020, increased $104.1 million (16.0%) to $754.7 million from $650.6 million for the twelve months ended December 31, 2019.

Interest expense for the fourth quarter of 2020 decreased $338,000 (56.1%) to $265,000 from $603,000 for the fourth quarter of 2019 and for the twelve months ended December 31, 2020 decreased $879,000 (35.7%) to $1.6 million from $2.5 million for the twelve months ended December 31, 2019. The decrease in interest expense is related to a reduction in some higher rate time deposits. As these time deposits matured, they renewed at lower market rates or they exited the Company and were replaced by lower cost checking and money market accounts. Average time deposits decreased $10.8 million (13.5%) from $80.0 million during the fourth quarter of 2019 to $69.2 million during the fourth quarter of 2020 and the cost of those funds decreased from 1.58% to 0.57% during that same time period. The average cost of funds decreased from 0.60% in the fourth quarter of 2019 to 0.23% in the fourth quarter of 2020. Average interest-bearing deposits increased $60.9 million (15.4%) from $396.2 million during the fourth quarter of 2019 to $457.0 million during the fourth quarter of 2020.

Noninterest Income and Expense

Noninterest income for the fourth quarter of 2020 was $364,000, a decrease of $75,000 (17.1%) from $439,000 in the fourth quarter of 2019 and for the twelve months ended December 31, 2020 was $1.5 million, a decrease of $162,000 (9.6%) compared to $1.7 million for the twelve months ended December 31, 2019. For both periods, the decrease in noninterest income was predominately related to a decrease in gain on sale of securities from a gain of $41,000 in the fourth quarter of 2019 to no gain in the fourth quarter of 2020 and from $115,000 in the twelve months of 2019 to $38,000 in 2020. Service charges also decreased from $149,000 in the fourth quarter of 2019 to $119,000 in 2020 and from $558,000 in the twelve months of 2019 to $500,000 for the same period in 2020. The decrease in 2020 is largely due to lower service charges being assessed as the higher average deposit balances resulting from PPP loan fundings and other governmental programs were used to offset these fees.

Noninterest expense increased $13,000 (0.3%) to $4.4 million for the fourth quarter of 2020 from $4.3 million in the fourth quarter of 2019, which included an increase in FDIC insurance assessments from zero expense in the fourth quarter of 2019 to an expense of $69,000 in the fourth quarter of 2020 due to the receipt of the FDIC’s Small Bank Assessment Credits in the fourth quarter of 2019. Noninterest expense decreased $133,000 (0.8%) from $16.8 million for the twelve months of 2019 to $16.7 million for the same period in 2020.  The decrease is primarily due to a decrease in salaries and employee benefits of $114,000 (1.0%) due to an increase in deferral of direct loan costs, which reduced salary expense. Each PPP loan that was recorded had an associated cost. The total cost for all of the PPP loans funded during 2020 was $332,000. The decrease in noninterest expense is also due to a decrease in other expenses of $149,000 (3.9%) to $3.6 million, which includes costs such as insurance, advertising, director expenses, technology and telephone expenses, and bank charges. The largest change within the other expenses category is in advertising and business development. Advertising and business development decreased $232,000 (46.7%) from $497,000 in 2019 to $265,000 in 2020. Much of this decrease is related to the shelter in place order within our markets reducing the number of business development opportunities and events. These decreases in 2020 were partially offset by an increase of $159,000 (331.3%) in FDIC insurance assessments from $48,000 in 2019 to $207,000 in 2020. The assessment credit mentioned above was substantially utilized in 2019, with minimal credits recognized in 2020.

The fully taxable equivalent efficiency ratio for the fourth quarter of 2020 decreased to 59.5% from 65.7% in the fourth quarter of 2019 and for the twelve months ended December 31, 2020, decreased to 59.5% from 67.1% for the twelve months ended December 31, 2019.

Provision for Income Taxes

Federal and state income taxes for the quarter ended December 31, 2020 increased by $247,000 (48.3%) from $511,000 in the fourth quarter of 2019 to $758,000 in the fourth quarter of 2020 and increased $665,000 (35.2%) from $1.9 million in 2019 to $2.6 million in 2020. The higher provision for taxes in 2020 compared to 2019 primarily resulted from a lower level of tax benefits from equity compensation and an increase in taxable income in 2020.

Earnings Conference Call

The fourth quarter earnings conference call will be held Thursday, January 28, 2021 at 1:30 p.m. Pacific Time. David E. Ritchie, Jr., President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (800) 697-5978 and entering the Conference ID 7962 419#. A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We provide financial expertise and exceptional service to complement a full suite of banking products and services to meet the needs of the communities we serve. For more information, call (800) 544-0545 or visit our website at AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include income before provisions for loan losses and income taxes (referred to as “pretax, pre-provision income”), tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Income Before Provision for Loan Losses and Income Taxes (non-GAAP financial measures)

Income before provision for loan losses and income taxes (pretax, pre-provision income) adds back both the provision for loan losses and the provision for income taxes to net income.  The Company believes the income before deducting the provisions for loan losses and income taxes facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 21% effective tax rate for 2019 and 2020 allows for comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments. The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue. The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Jennifer J. Held
Vice President, Marketing Director
American River Bankshares
916-231-6717

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	December 31,	September 30,	December 31,
ASSETS	2020	2020	2019
Cash and due from banks	$14,030	$16,559	$15,258
Federal funds sold	-	-	-
Interest-bearing deposits in banks	28,479	56,469	2,552
Investment securities	306,978	266,932	262,213
Loans:
Commercial	38,976	44,352	43,019
Paycheck Protection Program loans ("PPP")	55,546	75,804	-
Real estate:
Commercial	251,348	225,129	214,604
Multi-family	48,760	42,739	56,818
Construction	18,424	30,504	23,169
Residential	32,329	27,720	29,180
Agriculture	6,091	6,138	6,479
Consumer	28,804	28,160	26,392
	480,278	480,546	399,661
Deferred loan origination fees, net of costs	(1,797)	(2,283)	(721)
Allowance for loan losses	(6,628)	(6,616)	(5,138)
Loans, net	471,853	471,647	393,802
Bank premises and equipment, net	1,002	948	1,191
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	4,212	4,212	4,259
Other real estate owned, net	800	846	846
Accrued interest receivable and other assets	25,316	24,000	23,911
	$868,991	$857,934	$720,353

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$330,095	$295,862	$227,055
Interest checking	82,045	84,390	69,834
Money market	175,541	193,647	158,319
Savings	87,315	85,937	75,820
Time deposits	69,181	68,995	73,809
Total deposits	744,177	728,831	604,837
Short-term borrowings	7,000	12,000	9,000
Long-term borrowings	13,787	15,460	10,500
Accrued interest and other liabilities	10,932	9,959	13,107
Total liabilities	775,896	766,250	637,444

SHAREHOLDERS' EQUITY
Common stock	$30,961	$30,855	$30,536
Retained earnings	55,978	54,290	50,581
Accumulated other comprehensive income	6,156	6,539	1,792
Total shareholders' equity	93,095	91,684	82,909
	$868,991	$857,934	$720,353

Ratios:
Nonperforming loans to total loans	0.00%	0.00%	0.00%
Net chargeoffs (recoveries) to average loans (annualized)	0.01%	0.02%	-0.02%
Allowance for loan losses to total loans	1.39%	1.38%	1.29%
Allowance for loan losses to total non PPP loans	1.56%	1.64%	1.29%

American River Bank Capital Ratios:
Leverage Capital Ratio	8.37%	8.31%	9.26%
Common Equity Tier 1 Risk-Based Capital	15.10%	15.42%	14.93%
Tier 1 Risk-Based Capital Ratio	15.10%	15.42%	14.93%
Total Risk-Based Capital Ratio	16.36%	16.67%	16.10%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	8.29%	8.23%	9.16%
Tier 1 Risk-Based Capital Ratio	14.96%	15.27%	14.77%
Total Risk-Based Capital Ratio	16.21%	16.52%	15.94%

Nonperforming loans	-	-	-
Nonperforming assets	800	846	1,363

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Fourth	Fourth		For the Twelve Months
	Quarter	Quarter	%	Ended December 31,		%
	2020	2019	Change	2020	2019	Change
Interest income	$7,155	$6,707	6.7%	$27,900	$25,670	8.7%
Interest expense	265	603	(56.1)%	1,582	2,461	(35.7)%
Net interest income	6,890	6,104	12.9%	26,318	23,209	13.4%
Provision for loan losses	35	180	(80.6)%	1,520	660	130.3%
Noninterest income:
Service charges on deposit accounts	119	149	(20.1)%	500	558	(10.4)%
Gain on sale of securities	-	41	(100.0)%	38	115	(67.0)%
Other noninterest income	245	249	(1.6)%	988	1,015	(2.7)%
Total noninterest income	364	439	(17.1)%	1,526	1,688	(9.6)%
Noninterest expense:
Salaries and employee benefits	2,937	2,893	1.5%	11,202	11,316	(1.0)%
Occupancy	258	255	1.2%	1,031	1,023	0.8%
Furniture and equipment	136	142	(4.2)%	558	542	3.0%
Federal Deposit Insurance Corporation assessments	69	-	N/A %	207	48	331.3%
Expenses related to other real estate owned	54	119	(54.6)%	81	134	(39.6)%
Other expense	904	936	(3.4)%	3,634	3,783	(3.9)%
Total noninterest expense	4,358	4,345	0.3%	16,713	16,846	(0.8)%
Income before provision for income taxes	2,861	2,018	41.8%	9,611	7,391	30.0%
Provision for income taxes	758	511	48.3%	2,556	1,891	35.2%
Net income	$2,103	$1,507	39.5%	$7,055	$5,500	28.3%
			-
Basic earnings per share	$0.36	$0.26	38.5%	$1.20	$0.94	27.7%
Diluted earnings per share	$0.36	$0.26	38.5%	$1.20	$0.94	27.7%

Net interest margin as a percentage of
average earning assets	3.46%	3.63%		3.52%	3.60%

Average diluted shares outstanding	5,899,490	5,881,901		5,887,828	5,869,471

Operating Ratios:
Return on average assets	0.96%	0.82%		0.86%	0.78%
Return on average equity	9.12%	7.22%		7.94%	6.92%
Return on average tangible equity	11.10%	8.99%		9.73%	8.71%
Efficiency ratio (fully taxable equivalent)	59.49%	65.74%		59.54%	67.09%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of pretax, pre-provision income by adding back the provisions for both loan losses and income taxes to net income.

	Fourth	Fourth		For the Twelve Months
	Quarter	Quarter		Ended December 31,
	2020	2019		2020	2019
Reported net income	$2,103	$1,507		$7,055	$5,500
Provision for loan losses	35	180		1,520	660
Provision for income taxes	758	511		2,556	1,891
Pretax, pre-provision income	$2,896	$2,198		$11,131	$8,051

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Fourth	Third		Second		First		Fourth
	Quarter	Quarter		Quarter		Quarter		Quarter
	2020	2020		2020		2020		2019
Interest income	$7,155	$7,055		$6,975		$6,715		$6,707
Interest expense	265	335		455		527		603
Net interest income	6,890	6,720		6,520		6,188		6,104
Provision for loan losses	35	445		545		495		180
Noninterest income:
Service charges on deposit accounts	119	115		111		155		149
Gain on sale of securities	-	-		-		38		41
Other noninterest income	245	259		225		259		249
Total noninterest income	364	374		336		452		439
Noninterest expense:
Salaries and employee benefits	2,937	2,889		2,511		2,865		2,893
Occupancy	258	258		259		256		255
Furniture and equipment	136	140		139		143		142
Federal Deposit Insurance Corporation assessments	69	62		49		27		-
Expenses related to other real estate owned	54	4		18		5		119
Other expense	904	870		940		920		936
Total noninterest expense	4,358	4,223		3,916		4,216		4,345
Income before provision for income taxes	2,861	2,426		2,395		1,929		2,018
Provision for income taxes	758	647		654		497		511
Net income	$2,103	$1,779		$1,741		$1,432		$1,507

Basic earnings per share	$0.36	$0.30		$0.30		$0.24		$0.26
Diluted earnings per share	$0.36	$0.30		$0.30		$0.24		$0.26

Net interest margin as a percentage of
average earning assets	3.46%	3.42%		3.48%		3.75%		3.63%

Average diluted shares outstanding	5,899,490	5,886,304		5,879,219		5,883,576		5,881,901
Shares outstanding-end of period	5,898,878	5,938,009		5,938,009		5,918,375		5,898,878

Operating Ratios (annualized):
Return on average assets	0.96%	0.82%		0.85%		0.80%		0.82%
Return on average equity	9.12%	7.79%		7.98%		6.77%		7.22%
Return on average tangible equity	11.10%	9.49%		9.81%		8.38%		8.99%
Efficiency ratio (fully taxable equivalent)	59.49%	59.12%		56.71%		62.96%		65.74%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of pretax, pre-provision income by adding back the provisions for both loan losses and income taxes to net income.

	Fourth	Third		Second		First		Fourth
	Quarter	Quarter		Quarter		Quarter		Quarter
	2020	2020		2020		2020		2019
Reported net income	$2,103	$1,779		$1,741		$1,432		$1,507
Provision for loan losses	35	445	-	545	-	495	-	180
Provision for income taxes	758	647	-	654	-	497	-	511
Pretax, pre-provision income	$2,896	$2,871		$2,940		$2,424		$2,198

American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended December 31,	2020			2019
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans	$450,164	$5,392	4.77%	$363,910	$4,505	4.91%
Tax-exempt loans	19,894	269	5.38%	23,936	338	5.60%
Taxable investment securities	277,493	1,507	2.16%	268,933	1,833	2.70%
Tax-exempt investment securities	5,278	44	3.32%	5,643	47	3.30%
Federal funds sold	0	-	0.00%	-	-	0.00%
Interest-bearing deposits in banks	47,421	15	0.13%	12,008	50	1.65%
Total earning assets	800,250	7,227	3.59%	674,430	6,773	3.98%
Cash & due from banks	39,707			16,683
Other assets	41,517			40,382
Allowance for loan losses	(6,686)			(5,022)
	$874,788			$726,473

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$278,216	$93	0.13%	$224,050	$194	0.34%
Savings	87,203	7	0.03%	76,405	7	0.04%
Time deposits	69,217	100	0.57%	79,992	319	1.58%
Other borrowings	22,396	65	1.15%	15,728	83	2.09%
Total interest bearing liabilities	457,032	265	0.23%	396,175	603	0.60%
Noninterest bearing demand deposits	315,039			237,022
Other liabilities	11,024			10,481
Total liabilities	783,095			643,678
Shareholders' equity	91,693			82,795
	$874,788			$726,473
Net interest income & margin		$6,962	3.46%		$6,170	3.63%

Twelve months ended December 31,	2020			2019
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans	$423,405	$20,322	4.80%	$338,775	$16,834	4.97%
Tax-exempt loans	23,623	1,140	4.83%	20,554	942	4.58%
Taxable investment securities	261,826	6,401	2.44%	271,779	7,589	2.79%
Tax-exempt investment securities	5,381	175	3.25%	9,517	313	3.29%
Federal funds sold	-	-	-	173	5	2.89%
Interest-bearing deposits in banks	40,470	88	0.22%	9,829	201	2.04%
Total earning assets	754,705	28,126	3.73%	650,627	25,884	3.98%
Cash & due from banks	29,902			16,440
Other assets	41,960			40,878
Allowance for loan losses	(5,980)			(4,740)
	$820,587			$703,205

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$263,454	$598	0.23%	$212,499	$563	0.26%
Savings	80,964	28	0.03%	74,304	28	0.04%
Time deposits	69,867	648	0.93%	85,723	1,487	1.73%
Other borrowings	22,755	308	1.35%	18,430	383	2.08%
Total interest bearing liabilities	437,040	1,582	0.36%	390,956	2,461	0.63%
Noninterest bearing demand deposits	283,578			222,616
Other liabilities	11,127			10,136
Total liabilities	731,745			623,708
Shareholders' equity	88,842			79,497
	$820,587			$703,205
Net interest income & margin		$26,544	3.52%		$23,423	3.60%